EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Paul Sylvester, President and CEO
Manatron, Inc. (616) 567-2900
(paul.sylvester@manatron.com) or
Nick Thole (800) 435-9539
Seyferth Spaulding Tennyson Inc. (thole@seyferthpr.com)

MANATRON REPORTS FISCAL 2001 SECOND-QUARTER RESULTS

          KALAMAZOO, Mich., December 15, 2000 -- Manatron, Inc. (Nasdaq: MANA) today announced financial results for the second quarter ended October 31, 2000. As expected, the provider of high-quality web-based and client/server systems and mass real estate appraisal services for local government reported significantly lower revenues and earnings compared with the prior year.

          Paul Sylvester, President and CEO of Manatron, Inc., commented, "Traditionally, government spending on systems is curtailed during election years. In addition, Manatron, like many other B2G technology companies, has experienced sluggish sales this calendar year because systems spending nationwide has been scaled back following all of the Y2K upgrades that were made prior to 2000."

          For the fiscal 2001's second quarter, net revenues were $9.4 million versus last year's second-quarter net revenues of $11.0 million. The net loss for the quarter was $870,366, or $0.25 per diluted share, compared with net income of $438,356, or $0.12 per diluted share, for the corresponding quarter last year.

          "The results for our second quarter, while disappointing, are in line with the trend that we experienced in the first quarter and last year's fourth quarter. These trends have hampered revenue growth in our Software Division, which we had hoped would offset lower year-over-year appraisal revenues expected from the wind down of our major Allegheny and Hamilton County appraisal contracts. Fortunately, our acquisition of CPS Systems in Florida last March has allowed us to report comparable Software Division revenues for both the second quarter and first half of this year. The decrease in the Company's net revenues and net income stemmed almost entirely from our Appraisal Division."

          "There were some silver linings to the quarter though. With tighter cost controls in place, October's results were much, much closer to breakeven than they were in August and September, and our Software Division was profitable for that month. Also we secured two new appraisal service contracts in Ohio worth a combined $7 million, which should help to get the Appraisal Division back on track."

          For the first half of fiscal 2001, net revenues were $19.4 million, compared with $21.5 million for the same period last year. Year to date, Manatron has recorded a net loss of $1.2 million, or $0.35 per diluted share, compared with net earnings of $834,000, or $0.23 per diluted share, for fiscal 2000's first half.

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          "With the elections now behind us, we expect sales activity to pick up and are committed to restoring profitability very soon. In addition, we currently have a backlog of approximately $25 million in software and services to deliver, and the market for our new tax, appraisal and Internet software seems to be better than ever. Furthermore, now that the Allegheny appraisal contract nears completion, we expect to bill and receive 80%, or approximately $1.8 million, of unrecognized retention revenue associated with this contract before the end of this fiscal year. However, we now expect, even with an improved second half, fiscal 2001 to fall short of last year's record revenues and earnings."

          Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township government. Manatron's products support back-office processes for government agencies as well as "Virtual Courthouse" needs providing Internet access to information for industry professionals and the public. Manatron also provides mass appraisal services, assessing residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron currently serves approximately 1,700 customers in 38 states and three Canadian provinces. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement:
The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government appraisal industry, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

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MANATRON, INC. AND SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended October 31,		Six Month Ended October 31,
	2000	1999	2000	1999
NET REVENUES	$9,363,251	$11,025,781	$19,428,757	$21,492,145

COST OF REVENUES	6,587,170	7,079,284	13,679,055	14,391,174

GROSS PROFIT	2,776,081	3,946,497	5,749,702	7,100,971

SELLING, GENERAL & ADMIN EXPENSES	3,978,715	3,396,044	7,448,275	6,069,183

OPERATING INCOME (LOSS)	(1,202,634)	550,453	(1,698,573)	1,031,788

OTHER INCOME (EXPENSE), NET	(81,732)	37,903	(103,900)	102,718

PRETAX INCOME (LOSS)	(1,284,366)	588,356	(1,802,473)	1,134,506

FEDERAL INCOME TAX EXPENSE (CREDIT)	(414,000)	150,000	(590,000)	300,000

NET INCOME (LOSS)	$(870,366)	$438,356	$(1,212,473)	$834,506

BASIC EARNINGS (LOSS) PER SHARE	$(0.25)	$0.13	$(0.35)	$0.25

DILUTED EARNINGS (LOSS) PER SHARE	$(0.25)	$0.12	$(0.35)	$0.23

BASIC WEIGHTED AVERAGE SHARES	3,488,008	3,354,071	3,469,914	3,281,255

DILUTED WEIGHTED AVERAGE SHARES	3,488,008	3,632,365	3,469,914	3,570,623

BALANCE SHEET HIGHLIGHTS As of October 31, 2000

CURRENT ASSETS	$16,052,750	CURRENT LIABILITIES	$14,781,441
NET PROPERTY & EQUIP.	2,866,279	OTHER LONG-TERM LIABILITIES	242,878
OTHER ASSETS	6,692,213	SHAREHOLDERS' EQUITY	10,586,923

	$25,611,242		$25,611,242